Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GEO HOLDINGS CORP.

* * * * *

Daniel J Hennessy, being the President of GEO Holdings Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:       The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on December 24, 2003 (the “Certificate of Incorporation”) under the name of GEO Holdings Corp.

SECOND:   The Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation.

THIRD:       That the Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

FOURTH:  That the stockholders of the Corporation, pursuant to written consent, approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the undersigned, being the President hereinabove named, for the purpose of restating and integrating and further amending the Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, under penalty of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amended and Restated Certificate of Incorporation this 17th day of May, 2004.

GEO HOLDINGS CORP.
a Delaware corporation

By:	/s/ Daniel J Hennessy
Daniel J Hennessy, President

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GEO HOLDINGS CORP.

ARTICLE ONE

The name of the Corporation is GEO Holdings Corp.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

Section 1.       Authorized Shares.

The total number of shares of stock which the corporation has authority to issue is 3,700,000 shares of Common Stock, with a par value of $.01 per share.

Section 2.       Voting Rights.

Except as otherwise required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on all matters to be voted on by the Corporation’s stockholders.

Section 3.        Dividends.

As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share.

Section 4.      Liquidation Rights.

Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata according to the number of shares of Common Stock held by each such holder.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

The number of directors which constitutes the entire Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE EIGHT

In furtherance and not in limitation of the powers co~~n~~ferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify each and every present and former director and officer from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation may, to the extent authorized from time to time by the Corporation’s board of directors, grant indemnification rights to other employees or agents of the Corporation to the extent permitted by the provisions of the General Corporation Law of the State of Delaware. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision

2

contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

* * * * *

3